Exhibit 99.1

PRESS RELEASE

Orsus Xelent Exceeds Forecast With a 32% Advance in 2007
Revenues To a Record $89.9 Million;
Also Reports Full Year Net Income Increased 44% To $9.7 Million

Company Says Gains Were Fueled By Strong Fourth Quarter Sales of Mid-Level And High-Level GSM Phones

NEW YORK, NY—April 1, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced that, exceeding its forecast, revenues in the year ended December 31,2007, grew 32.03% to $89,923,000 from $68,108,000 in 2006.

The Company also reported a 44.14% increase in net income for the period, saying it grew from $6,718,000 in 2006, or 23¢ per share, to $9,683,000 or 33¢ per share in 2007.

The 2007 full year results, according to the Company, were bolstered by record fourth quarter results. Mr. Xavier Wang, president and CEO of Orsus Xelent commented, “Given some of the uncertainties in the market in the fourth quarter, related to the anticipated shifts in 2008 in the Chinese telecommunications industry, I think our performance was especially notable. Our team showed that it could move very nimbly from a focus on sales of operator-tailored, special application mobile phones in the first half of the year, to the sale of traditional GSM handsets in the second half and fourth quarter of the year, while also maintaining a strong focus on cost containment.”

Reflecting this, the Company said that its record fourth quarter revenues were led by the sales of mid-level and high-level GSM phones, which met the high demand in the market and accounted for most of the sales in the period.

The Company added that its success in containing costs was a consequence of several key steps it took during the year. In particular, it noted that its shift to outsourced R&D helped synchronize its product development with consumer preferences and permitted it to shorten the industrial cycle for its products. It also transferred after sale servicing to its OEM manufacturers which had a further positive effect on cost reduction. It also focused on streamlining its human resources, eliminating redundancies that existed at the Company.

“Looking ahead,” Mr.Wang stated, “we are intent on pursuing and fulfilling the next key step in our development, which is to become more independent in manufacturing our own product and accessories, and perhaps to take on some outside OEM for other brands.”

In this regard, the Company said that it is continuing efforts to close the acquisition of “Lemon Times” and expects to do so in the first half of 2008. As described in previous announcements, the acquisition is expected to provide the Company with significant manufacturing and R&D capability.

Mr. Wang continued, “I think we accomplished a lot in 2007, demonstrating that we have a young, but very strong team that knows the market in which we operate. As we aim to add our own manufacturing capability, our focus also will continue to be on building brand awareness, profitability and competitiveness. In 2008, we expect to see stable growth development driven by our acquisition plans, the new generation technologies, and further penetration and utilization of the traditional sales channels for Orsus Products.”

He concluded, “Be assured we remain optimistic about our outlook and the continuing success of our Company and, within the next few weeks intend to provide more detailed thoughts and regarding anticipated developments and the outlook for the year.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Orsus Xelent Technologies, Inc.

	Twelve months ended December 31, 2007		Twelve months ended December 31, 2006		Comparison
	$000	% of Revenue	$000	% of Revenue	$000%
Operating Revenues-Net Sales	89,923	-	68,108	-	21,815	32.03%
Cost of sales	74,174	82.49%	55,226	81.09%	18,948	34.31%
Sales & marketing expenses	553	0.61%	1,045	1.53%	(492)	(47.08%)
General & admin. expenses	1,290	1.43%	793	1.16%	497	62.67%
R&D expenses	340	0.38%	255	0.37%	85	33.33%
Depreciation	142	0.16%	175	0.26%	(33)	(18.86%)
Allowance for obsolete inventories	875	0.97%	1,387	2.04%	(512)	(36.91%)
Allowance for trading deposit receivable	923	1.03%	767	1.13%	156	20.34%
Impairment of Fixed Assets	71	0.08%	454	0.67%	(383)	(84.36%)
Finance cost	989	1.10%	116	0.17%	873	752.59%
Other net income	765	0.85%	75	0.11%	690	920.00%
Pre-tax profit	11,331	12.60%	7,965	11.69%	3,366	42.26%
Income tax	1,648	1.83%	1,247	1.83%	401	32.16%
Net Income	9,683	10.77%	6,718	9.86%	2,965	44.14%
Earnings per Share
Basic and diluted (US$)	0.33		0.23
Weighted average number of shares outstanding	29,756,000		29,756,000

CONTACT:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7803
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951